Archer Daniels Midland Company 4666 Faries Parkway Decatur, Il 62526

News Release

February 6, 2007	FOR IMMEDIATE RELEASE

ADM BOARD OF DIRECTORS NAMES CHIEF EXECUTIVE OFFICER PATRICIA A. WOERTZ CHAIRMAN OF THE BOARD, VOTES TO INCREASE CASH DIVIDEND AND ADOPTS MAJORITY VOTING POLICY

The Board of Directors of Archer Daniels Midland Company (NYSE: ADM) announced today that Chief Executive Officer and President Patricia A. Woertz has been elected Chairman of the Company’s Board of Directors. Ms. Woertz, who was named CEO and President in April 2006, succeeds G. Allen Andreas who resigned from the Board. Independent Director Patrick Moore continues in the role of Lead Director.

The Board declared a cash dividend of 11.5 cents per shre on the Company's stock payable March 9, 2007 to Shareholders of record February 16, 2007.  This is an increase of one and one-half cents a share.  This is ADM's 301st consecutive quarterly payment, a record of 75 years of uninterrupted dividends. As of December 31, 2006 there were 653,447,466 shares of ADM stock outstanding.

In addition, the Board adopted a majority voting policy for election of directors that will be implemented through amendments to the Company’s Bylaws and Corporate Governance Guidelines.

“Our leadership transition has progressed very successfully and faster than anticipated,” said G. Allen Andreas. “Under Patricia’s leadership, ADM continues to deliver outstanding results for shareholders, customers and employees. As I look forward, the time is right for me to step down and for Patricia to assume the role of Chairman.”

“Our decision to name Patricia as the Chairman reflects the Board’s confidence in her strong leadership and strategic direction for the Company,” said Patrick Moore.

“ADM today is an industry leader that is positioned for continued growth,” said Patricia Woertz. “It is because of Allen’s leadership that we are in this position. I am honored to work with an outstanding team of colleagues; we will continue to appreciate Allen’s legacy as we embark on the next phase of ADM’s global leadership in BioEnergy and agricultural processing.”

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Mr. Andreas joined Archer Daniels Midland Company in 1973. He served as Treasurer, Chief Financial Officer of European Operations, and Vice President and Counsel to the Executive Committee before being appointed a Member of the Office of the Chief Executive in 1996. He was named Chief Executive Officer in 1997, assumed the position of Chairman in 1999 and was elected President in 2005. In 2006, Mr. Andreas retired from the positions of Chief Executive and President while continuing his service as Chairman of the Board of Directors.

Ms. Woertz is Chairman, Chief Executive Officer and President of Archer Daniels Midland Company. Patricia is focused on extending the Company’s strong financial momentum and accelerating the growth of its BioEnergy business while expanding the Company’s premier position in the agricultural processing value chain.

Prior to joining ADM in April 2006, Ms. Woertz spent 29 years in the energy industry, most recently as Executive Vice President of Chevron Corporation where she led its global refining, marketing, lubricant, supply and trading operations.

Archer Daniels Midland Company (ADM) is the world leader in BioEnergy and has a premier position in the agricultural processing value chain. ADM is one of the world’s largest processors of soybeans, corn, wheat and cocoa. ADM is a leading manufacturer of biodiesel, ethanol, soybean oil and meal, corn sweeteners, flour and other value-added food and feed ingredients. Headquartered in Decatur, Illinois, ADM has over 26,000 employees, more than 240 processing plants and net sales for the fiscal year ended June 30, 2006 of $37 billion. Additional information can be found on ADM’s Web site at http://www.admworld.com/.

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From: Brian Peterson, Senior Vice President-Corporate Affairs
217/424-5413